Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

THE TOPPS COMPANY, INC.

at

$10.75 Net Per Share

by

UD Company, Inc.

a wholly-owned subsidiary of

THE UPPER DECK COMPANY

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated June 25, 2007 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by UD Company, Inc., a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of The Upper Deck Company, a Nevada corporation (“Parent”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Common Stock” or the “Shares”), of The Topps Company, Inc., a Delaware corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $10.75 per Share, net to you in cash.

2.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Tuesday, July 24, 2007 (the “Expiration Date”), unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

3.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the Expiration Date (as defined above) a number of shares, which, not including any shares then owned by us, Parent and our respective subsidiaries and affiliates, represents at least a majority of the total number of the Shares outstanding on a fully-diluted basis (the “Minimum Tender Condition”); (ii) the acquisition of Shares pursuant to the Offer being approved by the Company’s board of directors and stockholders pursuant to Section 203 of the Delaware General Corporation Law or Parent and us being satisfied in our sole and absolute discretion that the provisions of Section 203 restricting certain business combinations are invalid or inapplicable to the acquisition of Shares pursuant to the Offer and our proposed merger with and into the Company (by action of the Company’s board of directors, the acquisition of a sufficient number of Shares or otherwise) (the “Section 203 Condition”); (iii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”) and any competition or merger control statutes or regulations of any foreign jurisdictions applicable to the purchase of shares pursuant to the Offer having expired or been terminated (the “Antitrust Condition”); (iv) a merger agreement (in form reasonably acceptable to us and Parent) having been approved by the Company and having been entered into by and between the Company and us, which merger agreement shall provide for, among other things, (a) the conversion of all untendered Shares into the right to receive cash from us in an amount equal to the price per Share provided pursuant to the Offer, (b) our merger with and into the Company as soon as practicable following the consummation of the Offer, and (c) the reconstitution of the board of directors of the Company such that it shall include that number of directors designated by us and Parent that is proportionate to the percentage of the Shares acquired by us pursuant to the Offer (the “Merger Agreement Approval Condition”); (v) the Company having granted access to Parent and its representatives to all of the information requested by Parent (“Diligence Materials”), and Parent having had the opportunity to review and determine whether Parent is satisfied, in its sole and absolute discretion, with the substance and results of its review of the Diligence Materials (the “Diligence Condition”), provided that Parent shall have seven (7) business days from its receipt of all Diligence Materials to communicate to the Company whether Parent is satisfied, in its sole and absolute discretion, with the substance and results of its review of the Diligence Materials or that Parent is waiving the Diligence Condition; and (vi) the valid termination of the Agreement and Plan of Merger, dated as of March 5, 2007, by and among the Company, Tornante-MDP Joe Holding LLC, and Tornante-MDP Joe Acquisition Corp., as such Agreement and Plan of Merger may be amended, supplemented, modified and/or restated from time to time (the “Termination Condition”). The offer is also subject to certain other conditions described in “The Offer—Section 14”. See “The Offer—Section 14”. The Offer is not conditioned upon Parent or Offeror obtaining financing.

4.	Any stock transfer taxes applicable to the sale of Shares to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

The Topps Company, Inc.

by UD Company, Inc.

a wholly-owned subsidiary of

The Upper Deck Company

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated June 25, 2007, and the related Letter of Transmittal, in connection with the Offer by UD Company, Inc. to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of The Topps Company, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE
Shares*
Signature(s)
Dated , 2007
Name(s)

Address(es)

(Zip Code)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.